Exhibit 10.3

LIMITED GUARANTEE

OF

[            ]

LIMITED GUARANTEE, dated as of April 8, 2020 (this “Limited Guarantee”), by [ ] (the “Guarantor”), in favor of Asta Funding, Inc., a Delaware corporation (the “Guaranteed Party”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Asta Finance Acquisition Inc., a Delaware corporation (“Parent”), Asta Finance Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”) and the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due, complete and punctual payment, observance, performance and discharge of the payment obligations of Parent with respect to (i) the Parent Termination Fee, if and when due pursuant to the Merger Agreement (the “Termination Fee Obligation”), and (ii) the Other Guaranteed Amounts, if and when due pursuant to the Merger Agreement (the “Other Guaranteed Obligation” and, together with the Termination Fee Obligation, the “Obligations”); provided that in no event shall the Guarantor’s maximum aggregate liability under this Limited Guarantee exceed $600,000 (the “Cap”). The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Cap. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the applicable Cap), regardless of whether action is brought against any of the Parent Parties or against any other guarantor (each such other guarantor, an “Other Guarantor”) pursuant to a limited guarantee dated as of the date hereof to be entered between the Guaranteed Party and such Other Guarantor (each, an “Other Limited Guarantee”), or whether any of the Parent Parties or any Other Guarantor is joined in any such action or actions. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein; provided that the foregoing is not intended to diminish or otherwise limit in any way the Guaranteed Party’s rights under Section 8.5 of the Merger Agreement. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

2. Nature of Limited Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligation hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligation (subject to the terms and conditions hereof) as if such payment had not been made. This Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection. Notwithstanding any other provision of this Limited Guarantee, the Guaranteed Party hereby agrees that the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guarantee, any defense to such payment or performance that the Parent Parties may have under the terms of the Merger Agreement, other than defenses arising exclusively from the bankruptcy or insolvency of any Parent Party.

3. Changes in the Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any Obligation, and may also enter into any agreement with any of the Parent Parties or any other Person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and any Parent Party or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against any Parent Party or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (b) any change in the time, place or manner of payment of any Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any Obligation; (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (d) any change in the corporate existence, structure or ownership of any of the Parent Parties or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of the Parent Parties or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor) or affecting any of their respective assets; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against any of the Parent Parties or the Guaranteed Party, whether in connection with any Obligation or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any Obligation. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind (except for notices to be provided to the Parent Parties and their counsel in accordance with the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Parent Parties or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of any Obligation that are available to any of the Parent Parties under the Merger Agreement (except for defenses arising exclusively from the bankruptcy or insolvency of any Parent Party) or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Subsidiaries and Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with the Stern Group Commitment Letter or the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any other Specified Person, except for claims that are Non-Prohibited Claims (as defined in the Stern Group Commitment Letter) against such Person, and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent the Parent Parties are relieved (other than by operation of any bankruptcy, insolvency or similar law) of all or any portion of the obligation to pay the Parent Termination Fee or any of the Other Guaranteed Amount under the Merger Agreement, the Guarantor shall be similarly relieved of all or such portion of the Termination Fee Obligation, or the Other Guaranteed Obligation, respectively, under this Limited Guarantee.

Subject to the first sentence of Section 1 hereof, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Specified Person or any other Person (including any Parent Party or Other Guarantor) interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against any Specified Person or such other Person (including any Parent Party or Other Guarantor) whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Specified Person or such other Person (including any Parent Party or Other Guarantor), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until, either (i) the Termination Fee Obligation or (ii) the Other Guaranteed Obligation, shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of either (x) the Termination Fee Obligation or (y) the the Other Guaranteed Obligation, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligations.

4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any Law or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has the financial capacity to pay and perform the Obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill the Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. Assignment. Neither the Guarantor nor the Guaranteed Party may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be. Notwithstanding the foregoing, the Guarantor may assign all or a portion of its rights, interests or the Obligations hereunder to one or more of its affiliated investment funds or any Person that is, directly or indirectly, wholly-owned by the Guarantor and/or one or more of such affiliated investment funds; provided that, in each case, no such assignment shall relieve the Guarantor of its obligations hereunder, including the Obligations (for the avoidance of doubt, no assignor shall be deemed to be a Specified Person).

7. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or by facsimile addressed as follows:

If to the Guarantor to:

290 Dunkerhook Road

Paramus, NJ 07652

Facsimile:

with a copy (which shall not constitute notice) to:

If to the Guaranteed Party to:

Asta Funding, Inc.

210 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attn: General Counsel

With a copy to (which shall not constitute notice):

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

With a copy to the Special Committee and its counsel

c/o Tannenbaum Helpern Syracuse & Hirschtritt LLP

900 Third Avenue

New York, NY 10022

Attn: James Rieger and Ralph Siciliano

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Any party to this Limited Guarantee may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8. Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns (and its executors, administrators, personal representatives and heirs, but only in their capacity as such) until the later of either (x) the Parent Termination Fee or (y) the Other Guaranteed Amounts have been indefeasibly paid, observed, performed and satisfied in full, at which time this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of (i) the Effective Time, (ii) payment in full of the Parent Termination Fee, and the Other Guaranteed Amounts, in each case pursuant to the Merger Agreement and (iii) the six-month anniversary of the valid termination of the Merger Agreement in accordance with its terms, except as to any claim for payment of any Obligation presented in writing by the Guaranteed Party to Parent or the Guarantor on or prior to such six-month anniversary (in which case, the date of termination of this Limited Guarantee shall be the date such claim is (x) resolved by a final, non-appealable order of a court specifically identified in Section 10(a) below, or (y) resolved as agreed in writing by the parties hereto); provided, that such claim shall set forth in reasonable detail the basis for such claim, and the Guarantor shall not be required to pay any claim not submitted on or before the six-month anniversary of the valid termination of the Merger Agreement. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates (other than the Stern Group Investors) asserts in any litigation or other proceeding that (a) the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or (b) asserting any theory of liability against the Guarantor, any Parent Party or any Specified Person with respect to this Limited Guarantee, the Stern Group Commitment Letter, the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) (other than, solely with respect to this clause (b), any claim that is a Non-Prohibited Claim against such Person), then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) neither the Guarantor nor any Specified Person shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement under this Limited Guarantee or otherwise.

9. No Recourse. The Guaranteed Party acknowledges the separate corporate existence of each of the Parent Parties and that, as of the date hereof, each of Parent’s and Merger Sub’s sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to the Parent Parties unless and until the Closing occurs. Notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that it has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, any former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives of the Guarantor, or any of their respective successors or assignees (and its respective executors, administrators, personal representatives and heirs, but only in their capacity as such) or any of the former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, Lenders, attorneys or other representatives or successors or assignees of any of the foregoing (in each case other than any Other Guarantor, the Company, the Parent Parties or the Guarantor, a “Specified Person” and together, the “Specified Persons”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity in tort, contract or otherwise) by or on behalf any of the Parent Parties against any Specified Person or Other Guarantor, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Guarantor or any Other Guarantor (but not any other Person) under and to the extent provided in this Limited Guarantee or any Other Limited Guarantee, respectively, and any other claims that are Non-Prohibited Claims against such Person; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person or Other Guarantor for any obligation of the Guarantor or any of its successors or permitted assigns (or its executors, administrators, personal representatives and heirs, but only in their capacity as such) under this Limited Guarantee or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation. Except for any claims that are Non-Prohibited Claims against such Person, recourse against the Guarantor under this Limited Guarantee, subject to the limitations and conditions set forth herein, shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and any Specified Person in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or in connection with the failure of the Merger to be consummated for any reason or otherwise in connection with the transactions contemplated thereby or in respect of any representations made or alleged to be made in connection therewith, whether at law or in equity, in contract, in tort or otherwise. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of any Parent Party to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein.

10. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Limited Guarantee and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance of this Limited Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Limited Guarantee) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Limited Guarantee, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 7.

(b) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10(b).

11. Entire Agreement; Amendments. This Limited Guarantee, the Stern Group Commitment Letter, and the Merger Agreement constitute the entire agreement with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the parties. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. No amendment or waiver of any provision of this Limited Guarantee and no decision or determination shall be made, or action taken, by the Company under or with respect to this Limited Guarantee without first obtaining the approval of the Special Committee. In addition to any approval of the Company Board, and without limiting the other requirements set forth herein, the prior approval of the Special Committee shall be required for the Company to take or refrain from taking any action in connection with this Limited Guarantee at the request or direction of Gary M. Stern or any member of the Stern Group.

12. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

13. Counterparts; Effectiveness. This letter may be executed in two or more consecutive counterparts (including by facsimile, of “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

[ ]

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

ASTA FUNDING, INC.

By:
Name:
Title: